Registration No. ________
As filed with the Securities and Exchange Commission on September 14, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chindex International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3097642
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

4340 East West Highway, Suite 1100, Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan
(Full title of the plan)

Roberta Lipson Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814 (301) 215-7777
(Name, address and telephone number of agent for service)

Copy to:
 Gary J. Simon
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, par value $0.01 per share	1,000,000 shares(1)	$19.61(2)	$19,610,000(2)	$602.03

(1)
Covers shares reserved for issuance pursuant to the Registrant’s 2007 Stock Incentive Plan (the “Plan”). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Estimated for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low prices per share of Registrant’s Common Stock on September 11, 2007, as reported by the Nasdaq Stock Market, which average was $19.61 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information that we file with it.  This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed June 14, 2007.
•	Amendment No. 1 to Form 10-K for the fiscal year ended March 31, 2007, filed June 15, 2007.
•	Amendment No. 2 to Form 10-K for the fiscal year ended March 31, 2007, filed July 30, 2007
•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed August 9, 2007.
•	Current Reports on Form 8-K, filed June 7, 2007, June 18, 2007, June 19, 2007, and July 10, 2007.
•	Definitive Proxy Statement filed on August 10, 2007.
•
The description of our common stock and rights contained in our registration statements filed with the SEC under the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such information.

Item 4  Description of Securities.

Not applicable.

Item 5  Interests of Named Experts and Counsel.

Not applicable

Item 6  Indemnification of directors and officers.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our amended and restated bylaws (Exhibit 3.2) requires us to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where we are permitted to indemnify such persons.

The indemnification provisions as are or may be contained in our amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7  Exemption from Registration Claimed.

Not applicable

Item 8  Exhibits.

See Exhibit Index attached hereto.

Item 9 Undertakings.

(a)	The Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 11th day of September 2007.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
Roberta Lipson
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Chindex International, Inc. hereby constitute and appoint Lawrence Pemble and Cheryl Chartier. and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ A. Kenneth Nilsson A. Kenneth Nilsson	Chairman of the Board	September 11, 2007
/s/ Roberta Lipson Roberta Lipson	President and Chief Executive Officer (principal executive officer)	September 11, 2007
/s/ Elyse Beth Silverberg Elyse Beth Silverberg	Executive Vice President, Secretary and Director	September 11, 2007
/s/ Lawrence Pemble Lawrence Pemble	Executive Vice President – Finance, Chief Financial Officer and Director (principal financial officer)	September 11, 2007
/s/ Cheryl Chartier Cheryl Chartier	Controller (principal accounting officer)	September 11, 2007
/s/ Julius Y. Oestreicher Julius Y. Oestreicher	Director	September 11, 2007
/s/ Carol R. Kaufman Carol R. Kaufman	Director	September 11, 2007
/s/ Holli Harris Holli Harris	Director	September 11, 2007

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of incorporation of the registrant (Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).
3.2
Certificate of Amendment to Certificate of Incorporation of the registrant (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on July 10, 2007)

3.3	Bylaws of the registrant. (Incorporated by reference to Annex C to the registrant’s proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).
4.1
Form of specimen certificate representing the registrant’s common stock (Incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form SB-2 (No. 33-78446) (the "IPO Registration Statement")).

4.2	Form of specimen certificate representing Class B common stock. (Incorporated by reference to Exhibit 4.3 to the IPO Registration Statement).
4.3
Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.  (Previously filed.)

4.4
Form of Common Stock Purchase Warrant received by placement agent in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 and March 21, 2005 among the registrant and each of the respective purchasers thereunder.  (Previously filed.)

4.5
Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 21, 2005 among the registrant and each of the purchasers thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K dated March 22, 2005.

4.6
Rights Agreement, dated as of June 7, 2007, between the registrant and American Stock Transfer & Trust Company, as Rights Agent, which includes form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on June 7, 2007).

5.1*	Opinion of Hughes Hubbard & Reed LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney. (See page II-4.)
_______________
*           Filed herewith.